EXHIBIT 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Mike Macek, Vice President, Treasurer and Investor Relations
Phone:	812-934-7809
Email:	Mike.Macek@hill-rom.com

Media
Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM REPORTS STRONG FIRST QUARTER
RESULTS EXCEEDING PREVIOUS GUIDANCE
AND INCREASES FULL YEAR EARNINGS OUTLOOK

•	Reported revenue increased 42 percent from prior year to $661 million, driven by the Welch Allyn acquisition and 3 percent organic constant currency growth
•	Adjusted operating margin of 13.2 percent increased 430 basis points compared to the prior year
•	Adjusted diluted earnings per share of $0.68 increased 39 percent compared to $0.49 in the prior year
•	Reported diluted earnings per share of $0.07 decreased 67 percent compared to $0.21 in the prior year
•	Operating cash flow increased to $46 million from $31 million in the prior year
•	Fiscal year 2016 adjusted earnings per share are now expected to be $3.24 to $3.30; Full-year reported revenue is expected to be between $2.66 and $2.70 billion

CHICAGO, February 1, 2016 -- Hill-Rom Holdings, Inc., (NYSE: HRC) announced financial results for its first quarter ended December 31, 2015, and updated its fiscal year 2016 financial outlook.  Adjusted earnings per diluted share of $0.68 represent an increase of 39 percent from $0.49 in the prior year, while reported earnings per diluted share decreased 67 percent from $0.21 to $0.07. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

Hill-Rom’s quarterly revenue of $661 million increased 42 percent compared to last year, or 47 percent on a constant currency basis, primarily due to the Welch Allyn acquisition and strong growth in North America.   Excluding Welch Allyn, constant currency revenue growth was 3 percent. Domestic revenue was $443 million, up 56 percent, while revenue outside the United States of $218 million increased 34 percent on a constant currency basis.

Management Comments

“We are pleased to report another quarter of strong revenue and adjusted earnings growth and an improved full year outlook,” said John J. Greisch, Hill-Rom’s president and CEO. “We demonstrated solid execution of our plan to drive significant margin expansion, delivering a 430 basis point increase in adjusted operating margin this quarter. Our revenue performance in North America and Welch Allyn were ahead of our expectations, more than offsetting the challenges we continue to face in our international business.”

First Quarter Highlights

-- Revenue:

-- North America. North America revenue increased 11 percent to $249 million. On a constant currency basis, capital sales increased 11 percent, while rental revenue increased 12 percent.

-- Welch Allyn. Welch Allyn revenue was $198 million, which on a pro-forma basis represents approximately 7 percent constant currency growth year over year.

-- Surgical/Respiratory Care. Surgical and Respiratory Care revenue of $121 million was flat on a constant currency basis, or down 5 percent on a reported basis.

-- International. International segment revenue of $94 million was down 9 percent on a constant currency basis and 17 percent on a reported basis.

--	Adjusted operating margin increased 430 basis points to 13.2 percent.

--	First quarter operating cash flow increased to $46 million from $31 million in the prior year.

--
On January 21, Hill-Rom and Intuitive Surgical announced U.S. FDA clearance for Integrated Table Motion, which seamlessly synchronizes the movements of the da Vinci® Xi®, Intuitive Surgical’s latest robotic-assisted surgical system, and Trumpf Medical’s advanced operating table, the TruSystem® 7000dv. Integrated Table Motion allows surgeons and anesthesiologists the real-time ability to reposition the operating table with the surgical robotic arms docked, a first-of-its-kind innovation.

Please see the attached schedules for additional information and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom's results, please refer to the company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2015.

Financial Guidance Summary

Revenue: For fiscal 2016, Hill-Rom expects reported revenue to be between $2.66 and $2.70 billion. This reflects:
•	low- to mid-single-digit constant currency organic growth;
•	mid-single digit pro-forma constant currency growth from Welch Allyn, compared to 3 to 5 percent previously; and
•	negative currency impact of 2 to 3 percent at current rates, compared to 1 to 2 percent previously.

For the second quarter of fiscal 2016, Hill-Rom expects reported revenue to be between $645 and $655 million. This reflects:
•	low- to mid-single-digit constant currency organic growth;
•	negative currency impact of 1 to 2 percent at current rates.

Adjusted Earnings per Diluted Share: The company expects full year adjusted earnings per diluted share to be $3.24 to $3.30, compared to $3.08 to $3.14 previously.

Second quarter adjusted earnings per diluted share are expected to be $0.68 to $0.70.

Cash Flow: Hill-Rom expects cash flow from operations for the full year to be approximately $315 million, which includes non-recurring outflows related to our ongoing restructuring and integration activities. Capital expenditures are expected to be approximately $110 to $120 million.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the company’s management believes that the presentation provides useful information to investors. This measure excludes strategic developments, acquisition and integration costs, special charges or other unusual events. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company's reported operations for a period. Often, prospective quantification of such items is not feasible.

The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. This adjustment is made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the company will host a conference call and webcast today at 8:00 a.m. ET.

Webcast: To join the live webcast with audio on February 1, visit http://edge.media-server.com/m/p/ogipjy6m. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers. The following confirmation code is required for both: 11376288. Callers will need to provide their name, company affiliation and telephone number to the conference operator.

A recording of the webcast/call audio will be available for telephone replay through February 6, 2016. To access the replay, dial 855-859-2056 domestic callers / 404-537-3406 international callers. For the replay, callers will need to use confirmation code 11376288. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with 10,000 employees worldwide. We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency, and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements.

###

Hill-Rom Holdings, Inc. and Subsidiaries
 Condensed Consolidated Statements of Income
 (Dollars in millions, except per share data)
 (unaudited)

	Quarter Ended December 31

	2015	2014
Net revenue
Capital sales	$565.1	$373.4
Rental revenue	96.1	91.6
Total revenue	661.2	465.0
Cost of revenue
Cost of goods sold	323.1	220.5
Rental expenses	47.4	44.6
Total cost of revenue	370.5	265.1
Gross profit
Capital	242.0	152.9
Rental	48.7	47.0
Total gross profit	290.7	199.9
As a percentage of sales	44.0%	43.0%

Research and development expenses	33.6	21.8
Selling and administrative expenses	221.2	155.1
Special charges	7.1	3.7

Operating profit	28.8	19.3

Other income/(expense), net	(23.0)	(2.3)

Income tax expense	1.5	4.9

Net income	4.3	12.1

Less: Net loss attributable to noncontrolling interests	(0.5)	-

Net income attributable to common shareholders	$4.8	$12.1

Diluted earnings per share:
Earnings per share	$0.07	$0.21

Average common shares outstanding - diluted (thousands)	66,274	58,154

Dividends per common share	$0.1600	$0.1525

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. Hill-Rom uses non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue - Constant Currency
(Dollars in millions)

	Quarter Ended December 31
	2015	Foreign Exchange	2015	2014	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$565.1	$(22.0)	$587.1	$373.4	57.2%
Rental revenue	96.1	(1.4)	97.5	91.6	6.4%
Total	$661.2	$(23.4)	$684.6	$465.0	47.2%

North America	$248.9	$(1.3)	$250.2	$225.2	11.1%
Surgical and Respiratory Care	120.6	(6.1)	126.7	126.3	0.3%
International	93.7	(9.8)	103.5	113.5	-8.8%
Welch Allyn	198.0	(6.2)	204.2	-	N/M
Total	$661.2	$(23.4)	$684.6	$465.0	47.2%

N/M - Not Meaningful

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarter Ended December 31, 2015					Quarter Ended December 31, 2014
	Operating Margin1	Income Before Income Taxes	Income Tax Expense	NCI	Diluted EPS1	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS

GAAP Basis	4.4%	$5.8	$1.5	$(0.5)	$0.07	4.2%	$17.0	$4.9	$0.21
Adjustments:
Acquisition and integration costs	3.9%	25.8	7.6	-	0.27	1.9%	8.9	2.8	0.10
Acquisition-related intangible asset amortization	3.7%	24.2	8.3	-	0.24	1.7%	8.1	2.2	0.10
FDA remediation expenses	-	-	-	-	-	0.1%	0.5	0.2	0.01
Field corrective actions	0.2%	1.1	0.2	-	0.01	0.2%	1.1	0.5	0.01
Special charges	1.1%	7.1	2.0	-	0.08	0.8%	3.7	0.2	0.06

Adjusted Basis	13.2%	$64.0	$19.6	$(0.5)	$0.68	8.9%	$39.3	$10.8	$0.49

1 Does not add due to rounding.
NCI = Net loss attributable to noncontrolling interests

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)
(unaudited)

	December 31, 2015	September 30, 2015
Assets
Current Assets
Cash and cash equivalents	$174.4	$192.8
Trade accounts receivable, net of allowances	460.6	494.7
Inventories, net	248.9	267.4
Other current assets	105.4	186.1
Total current assets	989.3	1,141.0

Property, plant and equipment, net	375.3	378.4
Intangible assets:
Goodwill	1,607.8	1,610.5
Software and other, net	1,221.6	1,247.7
Other assets	77.6	80.0

Total Assets	$4,271.6	$4,457.6

Liabilities
Current Liabilities
Trade accounts payable	$114.7	$136.3
Short-term borrowings	64.4	58.0
Other current liabilities	314.3	384.5
Total current liabilities	493.4	578.8

Long-term debt	2,136.2	2,175.2
Other long-term liabilities	495.8	546.7

Total Liabilities	3,125.4	3,300.7

Total Shareholders' Equity Attributable to Common Shareholders	1,136.7	1,146.9

Noncontrolling interests	9.5	10.0

Total Shareholders' Equity	1,146.2	1,156.9

Total Liabilities and Shareholders' Equity	$4,271.6	$4,457.6

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(unaudited)

	Quarter Ended December 31

	2015	2014
Operating Activities
Net income	$4.3	$12.1
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	23.6	17.3
Amortization	4.3	2.9
Acquisition-related intangible asset amortization	24.2	8.1
Provision for deferred income taxes	22.3	0.3
Loss (gain) on disposal of property, equipment leased to others,
intangible assets and impairments	0.7	(0.3)
Stock compensation	5.0	4.7
Excess tax benefits from employee stock plans	(1.0)	(1.0)
Change in working capital excluding cash, current debt,
acquisitions and dispositions:
Trade accounts receivable	31.6	36.1
Inventories	17.4	4.3
Other current assets	3.5	(3.2)
Trade accounts payable	(23.8)	(16.0)
Accrued expenses and other liabilities	(66.1)	(30.6)
Other, net	0.2	(3.7)
Net cash provided by operating activities	46.2	31.0

Investing Activities
Capital expenditures and purchases of intangible assets	(17.7)	(44.9)
Proceeds on sales of property and equipment leased to others	0.3	0.5
Net cash used in investing activities	(17.4)	(44.4)

Financing Activities
Net change in short-term debt	-	(0.7)
Borrowings on revolving credit facility	-	95.0
Payment of long-term debt	(34.5)	(3.8)
Purchase of noncontrolling interest of former joint venture	(0.4)	(1.0)
Payment of cash dividends	(10.4)	(8.6)
Proceeds on exercise of stock options	0.7	4.7
Proceeds from stock issuance	0.8	0.7
Excess tax benefits from employee stock plans	1.0	1.0
Treasury stock acquired	(2.8)	(56.9)
Net cash provided by (used in) financing activities	(45.6)	30.4

Effect of exchange rate changes on cash	(1.6)	(2.6)

Net Cash Flows	(18.4)	14.4

Cash and Cash Equivalents:
At beginning of period	192.8	99.3
At end of period	$174.4	$113.7